EXHIBIT 10.17

CASH COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

The following are the annual salaries and annual bonus/commission arrangements of our named executive officers as of February 28, 2005.

Name	Position	Salary	Bonus/Commission @ Target	Target Annual Earnings
Anthony Bettencourt	President, Chief Executive Officer and Director	$500,000	$175,000 Bonus	$675,000
Michael D. Mooney	Senior Vice President, North American Sales and Business Development	$275,000	$175,000 Commission	$450,000
Sunil D. Nagdev	Senior Vice President, Professional Services and Technical Support	$250,000	$100,000 Commission	$350,000
Hugo Sluimer	Senior Vice President, International Sales and European Operations	*€232,000	*€ 218,000 Commission	*€450,000
Steven R. Springsteel	Senior Vice President, Finance and Administration, and Chief Financial Officer	$360,000	$72,000 Bonus	$432,000

*	Euro exchange rate as of March 31, 2005 was $ 1.2916 per €1.

Verity has adopted bonus plan whereby 25% of the annual target is earned on a quarterly basis based upon Company performance criteria determined and approved by its Board of Directors. Payout for this bonus is done on an annual basis (typically within 90 days after May 31st), and payout for earned bonus amounts are made only to employees of record on the date of the payout.

Verity’s Commission plan is based on annual sales quotas established at the beginning of the fiscal year and is earned and paid on a monthly basis.

Verity also pays insurance premiums paid on behalf of such executive officer for life insurance coverage in excess of a base amount of $50,000 in coverage, other than Mr. Sluimer, in the amount of $240 per year. Named executive officers also receive stock options under Verity’s stock option plans, and participate in Verity’s Executive Health Program.

In addition to these named executive officers, we have three other executive officers who receive base salaries and bonuses in amounts commensurate to their position and role with the Company.